Exhibit 99.1

Byline Bancorp Declares Cash Dividend

Chicago, IL, June 11, 2020 – Byline Bancorp, Inc. (NYSE: BY) announced today that its Board of Directors has declared a cash dividend on its common stock of $0.03 per share for the quarter.  The dividend is payable on July 7, 2020 to all stockholders of record as of the close of business on June 23, 2020.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. is the parent company for Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $5.7 billion in assets and operates more than 50 full service branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a broad range of commercial and retail banking products and services including small ticket equipment leasing solutions and is one of the top five Small Business Administration lenders in the United States.

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Contacts:

Media Erin O’Neill Director of Marketing, Byline Bank eoneill@bylinebank.com 773.475.2901	Investors Tony Rossi Financial Profiles, Inc. BYIR@bylinebank.com 310.622.8221